EXHIBIT 5.1

OPINION OF COUNSEL

[LETTERHEAD]

June 22, 2005

Nautilus, Inc.

1400 NE 136th Avenue

Vancouver, Washington

Ladies and Gentlemen:

We have acted as counsel for Nautilus, Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “registration statement”) under the Securities Act of 1933, as amended, covering 5,687,500 shares of common stock, no par value (the “Shares”) of the Company issuable under the Nautilus, Inc. Stock Option Plan (the “Stock Option Plan”) and the Nautilus, Inc. 2005 Long Term Incentive Plan (the “2005 Plan”).

We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Based on the foregoing, it is our opinion that, under the corporate laws of the State of Washington, the Shares offered and to be offered by the Company under the Stock Option Plan and 2005 Plan have been duly authorized under the Company’s Articles of Incorporation, as amended, and, when issued by the Company pursuant to the terms of the Stock Option Plan and the 2005 Plan and, in the case of awards granted thereunder, upon payment therefor, will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is dated as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to this opinion under Item 5 in the registration statement.

Sincerely,

GARVEY SCHUBERT BARER